Price Waterhouse LLP


September 10, 1997

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:


                              CNB Financial Corp.

We have read Item 4 of CNB Financial Corp.'s Form 8-K dated September 11, 1997 and are in agreement with the statements made in the first 3 paragraphs of that letter.

Yours very truly,

/s/ PRICE WATERHOUSE LLP